Exhibit 15

December 22, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our reports dated October 21, 2008, July 22, 2008 and April 22, 2008 on our review of interim financial information of United Technologies Corporation (the “Corporation”) for the three-month and nine-month periods ended September 30, 2008 and 2007, the three-month and six-month periods ended June 30, 2008 and 2007 and the three-month periods ended March 31, 2008 and 2007, respectively, and included in the Corporation’s quarterly report on Form 10-Q for the quarters ended September 30, 2008, June 30, 2008 and March 31, 2008 are incorporated by reference in its Registration Statement on Form S-8 dated December 22, 2008.

Very truly yours,

/s/ PricewaterhouseCoopers LLP